Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	May 10, 2016
For Further Information:	Timothy T. O'Dell, CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 1st QUARTER 2016 RESULTS AND ADOPTION OF STOCK REPURCHASE PROGRAM

Highlights

•	Net income for the three months ended March 31, 2016 totaled $316,000 and increased $65,000, or 25.9%, compared to net income of $251,000 for the three months ended March 31, 2015.

•	Net interest income totaled $2.7 million for the quarter ended March 31, 2016 and increased $230,000, or 9.4%, compared to $2.4 million for the quarter ended March 31, 2015.

•

Credit quality remains strong, with net recoveries for the quarter ended March 31, 2016 of $46,000, or 0.06%, of average loans on an annualized basis.  The allowance for loan losses to total loans was 2.19% at March 31, 2016.

•	Noninterest expense decreased $11,000, or 0.4%, and totaled $2.5 million for the quarter ended March 31, 2016, compared to $2.5 million for the quarter ended March 31, 2015.

•	The Board of Directors approved the adoption of a stock repurchase program pursuant to which the Company plans to repurchase up to 3% of its common stock over the next six months.

Worthington, Ohio – May 10, 2016  – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) announced that net income for the three months ended March 31, 2016 totaled $316,000 and increased $65,000, or 25.9%, compared to net income of $251,000 for the three months ended March 31, 2015.  The increase in net income was due to a $230,000 increase in net interest income, a $25,000 decrease in provision expense, and a $11,000 decrease in noninterest expense, partially offset by a  $150,000 increase in income tax expense, and a  $51,000 decrease in noninterest income.

Net income attributable to common stockholders for the three months ended March 31, 2016, totaled $102,000, or $0.01 per diluted common share, and increased $65,000, or 175.7%, compared to net income attributable to common stockholders of $37,000, or $0.00 per diluted common share, for the three months ended March 31, 2015.  For the three months ended March 31, 2016 and March 31, 2015, preferred dividends on the Company’s Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $214,000.

Timothy T. O’Dell, President and CEO, commented, “We remain pleased with our positive earnings trajectory.  Our business development efforts are resulting in increased loan pipelines in both business loans and consumer loans.  We have successfully recruited an experienced Commercial lending manager to assist us in our objective of growing and expanding our commercial and industrial lending activities.  We feel well positioned to continue to generate quality earning assets and to grow our balance sheet.”

The Company also announced today that its Board of Directors has adopted a stock repurchase program pursuant to which the Company may repurchase up to 3% of the Company's common stock over the next six months.  Any purchases under the repurchase program will be made from time to time in the open market in accordance with applicable federal and state securities laws and regulations.  The timing and amount of any stock repurchases will be determined by the Company's management based on its evaluation of market conditions, regulatory requirements and other corporate considerations.

Overview of Results

Net interest income.  Net interest income totaled $2.7 million for the quarter ended March 31, 2016 and increased $230,000, or 9.4%, compared to $2.4 million for the quarter ended March 31, 2015.  The increase in net interest income was primarily due to a $340,000, or 11.3%, increase in interest income, partially offset by a $110,000, or 18.9%, increase in interest expense.  The increase in interest income was primarily attributed to a $31.6 million, or 10.8%, increase in average interest-earning assets outstanding and a 1bps increase in average yield on interest-earning assets.  The increase in interest expense was primarily attributed to a $20.7 million, or 8.4%, increase in average interest-bearing liabilities outstanding and a 9bps increase in the average cost of funds on interest-bearing liabilities.  As a result, net interest margin of 3.29% for the quarter ended March 31, 2016 decreased 4bps compared to the net interest margin of 3.33% for the quarter ended March 31, 2015.

Robert E. Hoeweler, Chairman of the Board, added “The first quarter of 2016, was our eighth consecutive quarter of profitability.  We are extremely pleased with what the CFBank team and our leadership has been able to accomplish.  Our fundamentals and infrastructure are strong and we are poised for continued growth and expansion.”

Provision for loan losses.  The provision for loan losses totaled $50,000 for the quarter ended March 31, 2016 and decreased $25,000, or 33.3%, compared to $75,000 for the quarter ended March 31, 2015.  The decrease in the provision for loan losses for the quarter ended March 31, 2016 was primarily due to a continued decrease in historical loss rates, net recoveries for the quarter and continually improving coverage ratios.  Net recoveries for the quarter ended March 31, 2016 totaled $46,000 compared to net recoveries of $51,000 for the quarter ended March 31, 2015.  The ratio of the ALLL to nonperforming loans improved to 465.7% as of March 31, 2016.

Noninterest income.  Noninterest income for the quarter ended March 31, 2016 totaled $304,000 and decreased $51,000, or 14.4%, compared to $355,000 for the quarter ended March 31, 2015. The decrease was primarily due to a $65,000 decrease in other noninterest income and a $56,000 decrease in net gains on sales of loans, partially offset by a $57,000 increase in service charges on deposit accounts.  The decrease in other noninterest income was related to decreased activity related to the Company’s joint ventures.    The decrease in the net gains on sales of loans was primarily due to lower sales activity.  The increase in service charges on deposit accounts was related to increased pricing, deposit growth and account relationships.

Noninterest expense.  Noninterest expense decreased $11,000, or 0.4%, and totaled $2.5 million for the quarter ended March 31, 2016, compared to $2.5 million for the quarter ended March 31, 2015.  The decrease in noninterest expense during the three months ended March 31, 2016 was primarily due to a $68,000 decrease in salaries and employee benefits expense, and a $28,000 decrease in advertising and promotion expense, partially offset by a $80,000 increase in professional fees.  The decrease in salaries and employee benefits was due to fewer full-time-equivalent employees as a result of the timing of certain positions in the process of being filled.  The decrease in advertising and promotion expense was related to less marketing and advertising.  The increase in professional fees was due to increased recruiting fees, legal expense related to loan workouts, and information technology consulting projects.

Income tax expense.  Income tax expense was $150,000 for the quarter ended March 31, 2016, compared to $0 for the quarter ended March 31, 2015.  The increase is due to the fact that the Company maintained a full valuation allowance against the net deferred tax asset for the quarter ended March 31, 2015.  As of December 31, 2015, the Company determined that it was no longer necessary to maintain a full valuation allowance against the entire net deferred tax asset and reversed the valuation allowance during the fourth quarter of 2015.  With the reversal of the deferred tax valuation allowance, the Company is now recording income tax expense based on the federal statutory rate adjusted for the effect of other items such as incentive stock option expense, bank owned life insurance, and other tax exempt items.  The effective tax rate for the quarter ended March 31, 2016, was approximately 32.2% which management believes will be a reasonable estimate for the effective tax rate for 2016.

Balance Sheet Activity

General.  Assets totaled $353.4 million at March 31, 2016 and increased $2.1 million, or 0.6%, from $351.3 million at December 31, 2015.  The increase was primarily due to a $3.4 million increase in net loan balances, partially offset by a $1.1 million decrease in cash and cash equivalents.

Cash and cash equivalents.  Cash and cash equivalents totaled $24.8 million at March 31, 2016 and decreased $1.1 million, or 4.3%, from $25.9 million at December 31, 2015.  The decrease in cash and cash equivalents was primarily due to the use of cash to fund loan growth.

Securities.  Securities available for sale totaled $9.4 million at March 31, 2016 and remained constant compared to $9.4 million December 31, 2015.

Loans.    Net loans totaled $300.5 million at March 31, 2016 and increased $3.4 million, or 1.1%, from $297.1 million at December 31, 2015.  The increase was primarily due to a $3.8 million increase in commercial loan balances, a $1.6 million increase in commercial real estate loan balances, and a $1.4 million increase in multi-family loan balances, partially offset by a $1.6 million decrease in single-family residential loans balances and a $1.6 million decrease in construction loan balances.  The increase in commercial loan balances, commercial real estate and multi-family loans was due to increased sales activity.  The decrease in single-family residential loan balances was primarily attributed to a decrease in balances associated with our Northpointe mortgage program.

Allowance for loan losses (ALLL).    The ALLL totaled $6.7 million at March 31, 2016 and increased $96,000, or 1.5%, from $6.6 million at December 31, 2015.  The increase in the ALLL was primarily due to a combination of factors including a 1.2% increase in overall loan balances and net recoveries during the three months ended March 31, 2016, which was partially offset by continued improvement in credit quality.  The ratio of the ALLL to total loans was 2.19% at March 31, 2016 compared to 2.18% at December 31, 2015.  In addition, the ratio of the ALLL to nonperforming loans was 465.7% at March 31, 2016, compared to 464.6% at December 31, 2015.

Foreclosed assets.  Foreclosed assets totaled $1.6 million at March 31, 2016 and remained constant compared to $1.6 million at December 31, 2015.  Foreclosed assets at March 31, 2016 and December 31, 2015 consisted of one multi-family property that was transferred into REO at fair value at the time of transfer in 2013.  The level of foreclosed assets and charges to foreclosed assets expense may increase in the future as we increase our workout efforts related to foreclosed assets, nonperforming loans and other loans with credit issues.

Deposits.  Deposits totaled $292.4 million at March 31, 2016 and increased $2.0 million, or 0.7%, from $290.5 million at December 31, 2015.  The increase was primarily attributed to a $6.3 million increase in money market account balances and a $2.7 million increase in certificates of deposits, partially offset by a $7.0 million decrease in checking account balances.  The majority of the deposit increase was a result of management’s focused sales and marketing efforts to grow core deposits to fund loan growth.

Stockholders’ equity.    Stockholders’ equity totaled $38.5 million at March 31, 2016, an increase of $228,000, or 0.6%, from $38.3 million at December 31, 2015.  The increase in total stockholders’ equity was primarily attributed to net income, which was partially offset by the dividend paid on the Company’s Series B Preferred Stock for the three months ended March 31, 2016.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892.  CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio and a loan production office in Woodmere, Ohio (Cuyahoga County).  Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

Statements in this earnings release that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation (the Holding Company) or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements.  The following factors could cause such differences:

•

changes in economic and political conditions could adversely affect our earnings through declines in deposits, loan demand, the ability of our customers to repay loans and the value of the collateral securing our loans;

•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	the possibility that we will need to make increased provisions for loan losses;
•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	our ability to reduce our high level of nonperforming assets and the associated operating expenses;
•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;
•

results of examinations of the Holding Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan losses or write-down assets;

•	our ability to continue to meet regulatory requirements and guidelines to which we are subject;
•	our ability to generate profits in the future;
•	our ability to raise additional capital in the future, if necessary;
•	changes in tax laws, rules and regulations;
•	increases in deposit insurance rates or premiums;
•	further legislative and regulatory changes which may increase compliance costs and burdens;
•	unexpected losses of key management;
•

various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency;

•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•	our ability to grow our core businesses;
•	our ability to effectively manage our growth;
•	any failure, interruption or breach in security of our communications and information systems;
•	technological factors which may affect our operations, pricing, products and services;
•	unanticipated litigation, claims or assessments; and
•	Management's ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this report speak only as of the date of the report.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Our filings with the Securities and Exchange Commission detail other risks, all of which are difficult to predict and many of which are beyond our control.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)	Three months ended
	March 31,
	2016	2015	% change

Total interest income	$3,358	$3,018	11%
Total interest expense	692	582	19%
Net interest income	2,666	2,436	9%

Provision for loan losses	50	75	-33%
Net interest income after provision for loan losses	2,616	2,361	11%

Noninterest income
Service charges on deposit accounts	173	116	49%
Net gain on sales of loans	28	84	-67%
Net gain on sale of securities	-	(12)	n/m
Other	103	167	-38%
Noninterest income	304	355	-14%

Noninterest expense
Salaries and employee benefits	1,152	1,220	-6%
Occupancy and equipment	134	139	-4%
Data processing	275	249	10%
Franchise and other taxes	88	80	10%
Professional fees	324	244	33%
Director fees	47	33	42%
Postage, printing and supplies	54	72	-25%
Advertising and promotion	17	45	-62%
Telephone	31	25	24%
Loan expenses	31	37	-16%
Foreclosed assets, net	33	46	-28%
Depreciation	53	52	2%
FDIC premiums	114	104	10%
Regulatory assessment	28	51	-45%
Other insurance	31	30	3%
Other	42	38	11%
Noninterest expense	2,454	2,465	0%

Income before income taxes	466	251	86%
Income tax expense	150	-	n/m
Net Income	$316	$251	26%
Dividends on Series B preferred stock and accretion of discount	(214)	(214)	0%
Earnings attributable to common stockholders	$102	$37	176%

Share Data
Basic earnings (loss) per common share	$0.01	$0.00
Diluted earnings (loss) per common share	$0.01	$0.00

Average common shares outstanding - basic	16,024,210	15,823,710
Average common shares outstanding - diluted	16,033,988	15,831,154

n/m - not meaningful

Consolidated Statements of Financial Condition

	At or for the three months ended
($ in thousands)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2016	2015	2015	2015	2015
Assets
Cash and cash equivalents	$24,779	$25,895	$20,101	$28,293	$23,894
Interest-bearing deposits in other financial institutions	-	-	494	494	494
Securities available for sale	9,372	9,368	11,573	9,135	9,385
Loans held for sale	1,598	889	673	1,992	2,412
Loans	307,195	303,684	289,956	290,640	272,701
Less allowance for loan losses	(6,716)	(6,620)	(6,522)	(6,480)	(6,442)
Loans, net	300,479	297,064	283,434	284,160	266,259
FHLB stock	1,942	1,942	1,942	1,942	1,942
Foreclosed assets, net	1,636	1,636	1,636	1,636	1,636
Premises and equipment, net	3,561	3,609	3,657	3,691	3,731
Bank owned life insurance	4,830	4,797	4,763	4,730	4,697
Accrued interest receivable and other assets	5,154	6,093	3,169	3,240	3,472
Total assets	$353,351	$351,293	$331,442	$339,313	$317,922

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$37,266	$42,926	$29,664	$31,549	$28,310
Interest bearing	255,168	247,541	244,150	250,500	232,428
Total deposits	292,434	290,467	273,814	282,049	260,738
FHLB advances	14,500	14,500	14,500	14,500	14,500
Advances by borrowers for taxes and insurance	353	656	311	280	301
Accrued interest payable and other liabilities	2,369	2,203	2,537	2,383	2,574
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	314,811	312,981	296,317	304,367	283,268

Stockholders' equity	38,540	38,312	35,125	34,946	34,654
Total liabilities and stockholders' equity	$353,351	$351,293	$331,442	$339,313	$317,922

Consolidated Financial Highlights

	At or for the three months ended
($ in thousands except per share data)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2016	2015	2015	2015	2015

Earnings (loss)
Net interest income	$2,666	$2,451	$2,454	$2,456	$2,436
Provision for loan losses	$50	$50	$50	$75	$75
Noninterest income	$304	$205	$324	$464	$355
Noninterest expense	$2,454	$2,370	$2,398	$2,378	$2,465
Net Income (loss) (1)	$316	$3,429	$330	$467	$251
Dividends on Series B preferred stock and accretion of discount	$(214)	$(214)	$(214)	$(215)	$(214)
Earnings (loss) available to common stockholders	$102	$3,215	$116	$252	$37
Basic earnings (loss) per common share	$0.01	$0.20	$0.01	$0.02	$0.00
Diluted earnings (loss) per common share	$0.01	$0.15	$0.01	$0.02	$0.00

Performance Ratios (annualized)
Return on average assets	0.36%	4.06%	0.40%	0.57%	0.32%
Return on average equity	3.29%	39.05%	3.77%	5.37%	2.90%
Average yield on interest-earning assets	4.14%	4.00%	4.06%	4.08%	4.13%
Average rate paid on interest-bearing liabilities	1.03%	1.03%	1.03%	1.01%	0.94%
Average interest rate spread	3.11%	2.97%	3.03%	3.07%	3.19%
Net interest margin, fully taxable equivalent	3.29%	3.13%	3.17%	3.22%	3.33%
Efficiency ratio	82.63%	89.23%	86.32%	81.44%	87.94%
Noninterest expense to average assets	2.80%	2.80%	2.87%	2.89%	3.13%

Capital
Core capital ratio (2)	10.89%	11.12%	10.82%	10.85%	11.17%
Total risk-based capital ratio (2)	13.69%	13.67%	13.77%	13.14%	13.49%
Tier 1 risk-based capital ratio (2)	12.43%	12.40%	12.50%	11.88%	12.23%
Common equity tier 1 capital to risk weighted assets (2)	12.43%	12.40%	12.50%	11.88%	12.23%
Equity to total assets at end of period	10.91%	10.91%	10.60%	10.30%	10.90%

Book value per common share	$1.66	$1.64	$1.46	$1.45	$1.43
Tangible book value per common share	$1.66	$1.64	$1.46	$1.45	$1.43
Period-end market value per common share	$1.35	$1.32	$1.34	$1.31	$1.40
Period-end common shares outstanding	16,024,210	16,024,210	15,823,710	15,823,710	15,823,710
Average basic common shares outstanding	16,024,210	15,957,377	15,823,710	15,823,710	15,823,710
Average diluted common shares outstanding	16,033,988	22,820,088	15,832,106	15,836,192	15,831,154

Asset Quality
Nonperforming loans	$1,442	$1,425	$1,492	$1,538	$2,007
Nonperforming loans to total loans	0.47%	0.47%	0.51%	0.53%	0.74%
Nonperforming assets to total assets	0.87%	0.87%	0.94%	0.94%	1.15%
Allowance for loan losses to total loans	2.19%	2.18%	2.25%	2.23%	2.36%
Allowance for loan losses to nonperforming loans	465.74%	464.56%	437.13%	421.33%	320.98%
Net charge-offs (recoveries)	$(46)	$(48)	$8	$37	$(51)
Annualized net charge-offs (recoveries) to average loans	(0.06%)	(0.07%)	0.01%	0.05%	(0.08%)

Average Balances
Loans	$298,158	$280,169	$280,710	$276,731	$262,753
Assets	$349,991	$338,095	$334,067	$329,230	$315,345
Stockholders' equity	$38,422	$35,127	$35,018	$34,781	$34,586

(1)  Net Income for the quarter ended December 31, 2015, includes a $3.2 million credit to income tax expense as a result of the reversal of a deferred tax valuation allowance that occurred in the fourth quarter of 2015.

(2) Regulatory capital ratios of CFBank